BELL, BOYD & LLOYD
                  1615 L STREET, N.W. SUITE 1200
                    WASHINGTON, D.C.  20036-5610
                          202 466-6300
                        FAX 202 463-0678
                        TELEX  989966


                        January 29, 1999


Stein Roe Investment Trust
One South Wacker Drive, #3300
Chicago, Illinois  60606-4685

Ladies and Gentlemen:

                  Stein Roe Investment Trust

We have acted as counsel for Stein Roe Investment Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest (the "Shares") of the series of the Trust designated Stein Roe Small Company Growth Fund (the "Fund") in registration statement no. 33-11351 on form N-1A as amended by post-effective amendment no. 54 thereto (the "Registration Statement").

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and by-laws (the "By-laws") of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Fund and the Registration Statement.

We assume that, upon sale of the Shares, the Trust will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold after the post-effective amendment to the Registration Statement has been declared effective and the authorized consideration therefor is received by the Trust, they will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (a "Series"). However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust or any Series and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or other undertaking issued by or on behalf of the Trust. The Agreement and Declaration of Trust provides for indemnification out of property of a particular Series for all loss and expense of any shareholder of that Series held personally liable for obligations of that Series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Series would be unable to meet its obligations.

In rendering the foregoing opinion, we have relied upon the opinion of Ropes & Gray expressed in their letter to us dated
January 29, 1999.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                   Very truly yours,



                                   BELL, BOYD & LLOYD